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AGREEMENT FOR PROGRESS PAYMENTS

    THIS AGREEMENT, made and entered into as of the 6 day of June, 1996, by and between CARGILL LEASING CORPORATION (hereinafter "CLC"), a Delaware corporation, with its principal place of business at P.O. Box 5627, Minneapolis, Minnesota 55440, and GalaGen Inc., a Delaware corporation with its principal place of business at 4001 Lexington Avenue North, Arden Hills, MN 55126 (hereinafter "GalaGen").

    WITNESSETH:

    WHEREAS, GalaGen has agreed to lease the equipment described in Exhibit 1 attached hereto (hereinafter "the Equipment") from CLC pursuant to Master Equipment Lease No. 04983 (hereinafter "the Lease"):

    WHEREAS, CLC has agreed to purchase the Equipment from the manufacturer of the Equipment (the "Manufacturer) and lease the Equipment to GalaGen subject to the completion of all the terms and conditions of that certain Commitment Letter dated June 5, 1996, between the parties hereto (hereinafter "the Commitment Letter");

    WHEREAS, CLC has agreed to make progress payments to the Manufacturer of the Equipment prior to the Effective Date of the Lease (as defined in paragraph
6) which progress payments will be less than 100% of the purchase price;

    WHEREAS, GalaGen is willing to pay CLC interest on the progress payments and/or reimburse CLC for all payments to the Manufacturer pursuant to the terms and conditions stated in this Agreement; and

    WHEREAS, all capitalized terms not otherwise defined herein shall have the meaning set forth in the Lease.

    NOW, THEREFORE, the parties hereto mutually agree as follows:

    1. GalaGen acknowledges that CLC has no obligation to purchase the Equipment or lease it to GalaGen unless GalaGen complies with all of the terms and conditions of the Commitment Letter to the complete satisfaction of CLC by November 30, 1996. In addition to the conditions set forth in the Commitment Letter, GalaGen hereby also agrees that if it fails to timely pay any interest payments due CLC pursuant to Section 4 below, CLC shall have no obligation to purchase the Equipment or lease it to GalaGen notwithstanding GalaGen's performance of all of the Commitment Letter's conditions. If GalaGen fails to perform all conditions of the Commitment Letter as of November 30, 1996 or if GalaGen fails to timely pay all Section 4 interest payments as of the Effective Date, CLC shall have the right to refuse to execute the Lease as a result thereof. If CLC refuses to execute the Lease it shall so notify GalaGen and GalaGen shall promptly reimburse CLC for all progress payment funds paid to the Manufacturer. The reimbursable amount due CLC shall accrue interest at Chase Manhattan Bank's prime rate plus 2% as applicable on a day-to-day basis until paid. Furthermore, GalaGen agrees to pay all of CLC's expenses including attorneys' fees incurred by CLC to collect the foregoing reimbursable amount. GalaGen agrees that its obligation to reimburse CLC is unconditional and that it shall not be necessary that CLC first attempt to collect the funds from the Manufacturer or that it exhaust all of its rights or remedies against the Manufacturer. GalaGen agrees that its obligations to reimburse CLC hereunder shall be primary and direct. Upon payment of such reimbursable amount to CLC GalaGen shall be subrogated to all rights and remedies that CLC may have against the Manufacturer. GalaGen further agrees to assume all obligations of CLC with respect to all legal requirements regarding the acceptance and/or rejection of the Equipment including all such laws set forth in the Uniform Commercial Code.

    2. Any payments for which GalaGen becomes obligated to pay pursuant to paragraph 1 shall be due and payable in immediately available funds in Minneapolis upon demand by CLC.

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    3.   GalaGen agrees to indemnify, protect, and hold CLC harmless from and against all losses, damages, injuries, liabilities, claims, and demands of whatsoever nature and all expenses in connection therewith including, but not limited to, reasonable attorneys' fees arising out of or as a result of CLC's refusal to purchase the Equipment or lease it to GalaGen as a result of GalaGen's failure to perform its obligations hereunder. This indemnification includes, but is not limited to, all losses, damages, injuries, liabilities, claims, and demands made by the Manufacturer.

    4. GalaGen agrees to pay interest to CLC at Chase Manhattans Bank's prime rate plus 2% as applicable on a day-to-day basis for all monies paid by CLC to the Manufacturer prior to the Effective Date. CLC will calculate the amount owing and give GalaGen telephonic and telegraphic notice thereof on the last day of every calendar month commencing with the expiration of the month during which CLC makes its initial advance of funds to the Manufacturer. Payment shall be due from GalaGen within five (5) days after receipt of telephonic and telegraphic notice of the amount then due and owing. GalaGen agrees that any amount which has been accrued through the Effective Date but is not yet due and owing shall be paid in full by GalaGen on the Effective Date and delivered to CLC in conjunction with the Delivery and Acceptance Certificate. Such payment shall be calculated as otherwise provided in this paragraph 4 except that CLC will give GalaGen telephonic and telegraphic notice of the amount to be paid five (5) days prior to the Effective Date and shall calculate the amount due on each of such five (5) days at Chase Manhattan Bank's prime rate on the day such notice in given plus 2%.

    5. Lessee shall insure at its expense all Equipment once received at Lessee's dock, stored at its plant, or otherwise within its possession pursuant to the terms of the Lease.

    6. For purposes of this Agreement, the Effective Date of the Lease shall be the date upon which all of the requirements set out in Section 10 of the Commitment Letter are completed to CLC's satisfaction.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day, month, and year first above written.

                                       CARGILL LEASING CORPORATION

                                       By:
                                            --------------------------------
                                       Title:
                                            --------------------------------


                                       GALAGEN INC.

WITNESS/
ATTEST:    /s/ SUSAN SKOGLUND          By:  /s/ GREGG A. WALDON
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                                       Title: CFO
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